Exhibit 4.11

Middlings Purchase and Sale Contract

Contract No.: YDY-JH20180501

Seller: Shanxi Yidayang Coal Transportation and Sales Co., Ltd.	Signed at: -

Buyer: Liulin Junhao Coal Coke Trading Co., Ltd.	Signed on: May 1, 2018

1. Product Name, Quantity, Unit Price, Amount, Delivery Time, and Quality Standards

Type of Coal	Qty. (ton)	Unit Price (RMB)	Amount (RMB)	Remarks
Middlings	6000	402	2412000	settled on an actual basis
Middlings	1000	262	262000	settled on an actual basis
Total			2674000

2. Delivery, Mode of Transport and Expense Burden:

2.1. Place of delivery: The Seller's designated place (-)

2.2. Mode of transportation: pick-up by the Buyer.

3. Quantity basis: as shown in the Seller's weighing list.

4. Payment and settlement method: payment by spot exchange upon invoicing.

5. Liability for breach of contract: If the Buyer delays in pick-up, the Seller shall be entitled to terminate this contract.

6. Contract dispute resolution: through negotiation or, failing that, referred to the court where the Seller is located.

7. Valid period: This contract shall become effective when signed and sealed by both parties and continue until expiration on 31 May 2018.

8. This contract is made in quadruplicate, with two copies for each party.

Seller	Buyer
Company name: Shanxi Yidayang Coal Transportation and Sales Co., Ltd.	Company name: Liulin Junhao Coal Coke Trading Co., Ltd.
Domicile:	Domicile:
Legal representative:	Legal representative:
Authorized representative:	Authorized representative:
Bank name:	Bank name:
Account No.:	Account No.:
Tax ID.:	Tax ID.:
Tel.:	Tel.:

/s/ Special seal for contractual uses

Liulin Junhao Coal Coke Trading Co., Ltd.

Domicile: Bandi Village, Jinjiazhuang Township, Liulin County, Lvliang (in the yard of Liulin Hongxing Coal Coke Co., Ltd.)

Bank name: ABC Liulin Hechang Sub-branch Office

Account No.: 633101040008576

/s/ Special seal for contractual uses

Shanxi Yidayang Coal Transportation and Sales Co., Ltd.

Domicile: -

Bank name: -

Account No.: -

PC.: -